EXHIBIT 10.1(bw)

On February 22, 2005, the Company’s Compensation Committee approved an increase in the annual base salary for David J. Anderson, the Company’s President and Chief Executive Officer to $550,000.  The increase was made retroactive to January 1, 2005, with the increase in monthly payments taking effect on April 1, 2005, and a one time lump sum payment was made to Mr. Anderson equal to the monthly increase for the three months of January, February and March of 2005.